                                                                      EXHIBIT 12

                                MASCOTECH, INC.

         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)

                                                        FOR THE YEARS ENDED DECEMBER 31
                                           ----------------------------------------------------------
                                             1993        1992        1991         1990         1989
                                           --------    --------    --------     --------     --------
Earnings Before Income Taxes and Fixed
  Charges:
  Income (loss) from continuing
     operations before income taxes and
     extraordinary income...............   $121,180    $ 68,250    $(12,470)    $(30,240)    $ 85,410
  Add (deduct) equity in undistributed
     (earnings) losses of
     less-than-fifty-percent owned
     companies..........................    (19,930)    (21,760)     (3,530)      (3,430)      (1,980)
  Add interest on indebtedness, net.....     83,000      87,830     124,220      139,770      146,570
  Add amortization of debt expense......      4,390       1,930       2,230        2,670        3,510
  Estimated interest factor for
     rentals............................      5,550       5,740       5,220        4,520        4,470
                                           --------    --------    --------     --------     --------
  Earnings before income taxes and fixed
     charges............................   $194,190    $141,990    $115,670     $113,290     $237,980
                                           --------    --------    --------     --------     --------
                                           --------    --------    --------     --------     --------
Fixed Charges:
  Interest on indebtedness, net.........   $ 83,110    $ 87,980    $124,370     $140,380     $147,320
  Amortization of debt expense..........      4,390       1,930       2,230        2,670        3,510
  Estimated interest factor for
     rentals............................      5,550       5,740       5,220        4,520        4,470
                                           --------    --------    --------     --------     --------
       Total fixed charges..............     93,050      95,650     131,820      147,570      155,300
                                           --------    --------    --------     --------     --------
  Preferred stock dividend
     requirement (a)....................     25,860      17,140      11,350          120          130
                                           --------    --------    --------     --------     --------
  Combined fixed charges and preferred
     stock dividends....................   $118,910    $112,790    $143,170     $147,690     $155,430
                                           --------    --------    --------     --------     --------
                                           --------    --------    --------     --------     --------
Ratio of earnings to fixed charges......        2.1         1.5          .9(b)        .8(d)       1.5
                                                ---         ---          ----         ----        ---
                                                ---         ---          ----         ----        ---
Ratio of earnings to combined fixed
  charges and preferred stock
  dividends.............................        1.6         1.3          .8(c)        .8(e)       1.5
                                                ---         ---          ----         ----        ---
                                                ---         ---          ----         ----        ---

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(a) Represents amount of income before provision for income taxes required to meet the preferred stock dividend requirements of the Company and its 50% owned companies.

(b) 1991 earnings are inadequate to cover fixed charges by $16,150.

(c) 1991 earnings are inadequate to cover combined fixed charges and preferred stock dividends by $27,500.

(d) 1990 earnings are inadequate to cover fixed charges by $34,280.

(e) 1990 earnings are inadequate to cover combined fixed charges and preferred stock dividends by $34,400.